AGREEMENT AND PLAN OF MERGER

OF

MITCHAM INDUSTRIES, INC.
(a Texas corporation)

WITH AND INTO

MIND TECHNOLOGY, INC.
(a Delaware corporation)

RECITALS

WHEREAS, Mitcham Industries, Inc. (“Mitcham”) is a corporation duly organized and existing under the laws of the State of Texas;
WHEREAS, MIND Technology, Inc. (“MIND”) is a corporation duly organized and existing under the laws of the State of Delaware, and a direct wholly owned subsidiary of Mitcham;
WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions stated herein, Mitcham be merged with and into MIND, and that MIND be the surviving corporation of such merger (the “Merger”);
WHEREAS, the Merger will effectuate a reincorporation of Mitcham from the State of Texas to the State of Delaware (the “Reincorporation”);
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code;
WHEREAS, the Board of Directors of MIND has (i) determined that the Merger is advisable, fair to, and in the best interests of MIND and its sole stockholder, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the terms and conditions set forth in this Agreement, pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) recommended that the sole stockholder of MIND approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Mitcham has (i) determined that the Merger and the Reincorporation is advisable and in the best interest of Mitcham and its shareholders, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Reincorporation, in accordance with the terms and conditions set forth in this Agreement, pursuant to Section 10.001 of the Texas Business Organizations Code (the “TBOC”) and (iii) submitted the adoption of this Agreement

527064.000001 23483270.3

and the transactions contemplated hereby, including the Merger and the Reincorporation, to its shareholders for their consideration and approval;
WHEREAS, immediately prior to the Effective Time (as defined below), (i) the Certificate of Incorporation of MIND will be amended and restated to read in its entirety as set forth in Exhibit A and (ii) the certificate of Designation for the 9.00% Series A Cumulative Preferred Stock of MIND attached hereto as Exhibit B will be effective; and
WHEREAS, immediately prior to the Effective Time, the Bylaws of MIND were amended and restated to read in their entirety as set forth in Exhibit C;
NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
Section 1
Merger
1.1In accordance with the DGCL and the TBOC, and subject to, and upon the terms and conditions of, this Agreement, at the Effective Time, Mitcham shall be merged with and into MIND, the separate corporate existence of Mitcham shall cease, and MIND will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “MIND Technology, Inc.”.
1.2The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the TBOC. Without limiting the generality of the foregoing, and subject to Section 259 of the DGCL, at the Effective Time, the separate existence of Mitcham will cease, and MIND will possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of Mitcham; and all the rights, privileges, immunities, powers and franchises of Mitcham, and all property, whether real, personal or mixed, all stock registered in the name of Mitcham, and all debts due to Mitcham on whatever account, and all subscriptions and all choses in action of or belonging to Mitcham, will be vested in MIND; and all such property, rights, privileges, immunities, powers and franchises will be thereafter as effectually the property of MIND as they were of Mitcham, and the title to any real estate vested by deed or otherwise in Mitcham will not revert or be in any way impaired by reason of the Merger but will be vested in MIND; and all rights of creditors and all liens upon any property of Mitcham will be preserved unimpaired, and all debts, liabilities and duties of Mitcham will be preserved unimpaired, and all debts, liabilities and duties of Mitcham will attach to MIND and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against Mitcham may be prosecuted against MIND. All acts, plans, policies, agreements, arrangements, approvals and authorizations of Mitcham and its agents which were valid and effective immediately prior to consummation of the Merger will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of MIND and will be as effective and binding thereon, in each case as the same were with respect to Mitcham.

527064.000001 23483270.3

Section 2
Conversion of Shares
2.1At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the holders of any shares of capital stock of such parties, or any other person or entity:
a.Each share of Common Stock of MIND, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be issued in respect thereof or in exchange therefor.
b.Each share of Common Stock of Mitcham, par value $0.01 per share, held in Mitcham’s treasury immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation, par value $0.01 per share, held in the Surviving Corporation’s treasury.
c.Each share of Common Stock of Mitcham, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation, par value $0.01 per share.
d.Each share of 9.00% Series A Cumulative Preferred Stock of Mitcham, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of 9.00% Series A Cumulative Preferred Stock of the Surviving Corporation, par value $1.00 per share.
Section 3
Exchange Mechanics
3.1At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock of Mitcham (as applicable, a “Mitcham Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Common Stock or Preferred Stock, as the case may be, of MIND into which the shares of Common Stock or Preferred Stock of Mitcham represented by such Mitcham Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement. The registered holder of any Mitcham Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Mitcham (or of the transfer agent in respect of the Common Stock and Preferred Stock of Mitcham), immediately prior to the Effective Time, shall, until such Mitcham Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the shares of Common Stock or Preferred Stock of Mitcham into which the shares of Common Stock or Preferred Stock, as the case may be, of Mitcham represented by any such Mitcham Certificate have been converted pursuant to this Agreement.
3.2Each holder of a Mitcham Certificate shall, upon the surrender of such Mitcham Certificate to the Surviving Corporation (or the transfer agent in respect of the Common Stock or Preferred Stock of MIND, as the case may be) for cancellation after the Effective Time, be

527064.000001 23483270.3

entitled to receive from the Surviving Corporation (or the transfer agent in respect of the Common Stock or Preferred Stock, as the case may be), a certificate (a “MIND Certificate”) representing the number of shares of Common Stock or Preferred Stock of MIND, as the case may be, into which the shares of Common Stock or Preferred Stock represented by such Mitcham Certificate have been converted pursuant to this Agreement. If any such MIND Certificate is to be issued in a name other than that in which the Mitcham Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Mitcham Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the MIND Certificate in a name other than that of the registered holder of the Mitcham Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of the Common Stock or Preferred Stock, as the case may be, that such tax has been paid or is not applicable.
3.3Where no Mitcham Certificate has been issued in the name of a holder of shares of Common Stock or Preferred Stock of Mitcham, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of shares of Common Stock or Preferred Stock of MIND, as the case may be.
Section 4
Benefit Plans
4.1Effective as of the Effective Time, automatically and without any action on the part of the holder thereof: (i) each option to purchase shares of Common Stock of Mitcham granted under any of Mitcham’s 1994 Stock Option Plan, Mitcham’s 1998 Amended and Restated Stock Awards Plan, Mitcham’s 2000 Stock Option Plan, Mitcham Amended and Restated Stock Awards Plan, and Mitcham’s 1994 Non-Employee Director Plan and all other employee benefit plans of Mitcham (collectively, the “Mitcham Equity Plans”) or otherwise (each option so issued, a “Mitcham Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire shares of Common Stock of Mitcham and shall be converted into an option to purchase shares of Common Stock of MIND, on substantially the same terms and conditions (including exercise price and vesting schedule) as applied to such Mitcham Option immediately prior to the Effective Time (each as so converted, a “MIND Option”) and (ii) each right of any kind, vested or unvested, contingent or accrued, to receive shares of Common Stock of Mitcham or benefits measured in whole or in part by reference to the value of Common Stock of Mitcham whether granted under the Mitcham Equity Plans or otherwise outstanding as of the Effective Time, other than Mitcham Options (each, a “Mitcham Stock-Based Award”), shall, in each case, be converted into a substantially similar award for, or with respect to, shares of Common Stock of MIND on substantially the same terms and conditions (including vesting schedule) as applied to such Mitcham Stock-Based Award immediately prior to the Effective Time (each as so converted, a “MIND Stock-Based Award”).
4.2Any Mitcham Option which qualifies as an incentive stock option under Section 422 of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder shall be converted to a MIND Option, to the extent possible, in accordance with Section 424 of

527064.000001 23483270.3

the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder. Any Mitcham Option which does not qualify as an incentive stock option under Section 422 of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder shall be converted to a MIND Option, to the extent possible, in accordance with Section 409A of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder. Any Mitcham Stock-Based Award shall be converted to a MIND Stock-Based Award, to the extent possible, in a manner which does not violate the requirements of Section 409A of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder.
4.3Prior to the Effective Time, Mitcham shall take all corporate action necessary to provide for the treatment of the Mitcham Options, the MIND Options, the Mitcham Stock-Based Awards and the MIND Stock-Based Awards as set forth in this Section 4.
4.4Mitcham previously adopted the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan effective as of May 15, 2013, as subsequently amended July 20, 2016 and July 23, 2019 (the “Stock Awards Plan”). The Stock Awards Plan allows the Compensation Committee of the Board of Directors to grant stock options, restricted stock, performance awards, phantom shares, stock payments, stock appreciation rights and other stock-based awards to employees, consultants and non-employee directors of Mitcham or its subsidiaries pursuant to the terms of the Stock Awards Plan. The Stock Awards Plan allows for the grant of incentive stock options under Section 422 of the U.S. Internal Revenue Code to employees of Mitcham or any parent or subsidiary corporation (as defined in Section 424 of the U.S. Internal Revenue Code) of Mitcham. The maximum number of shares of Common Stock of Mitcham that may be granted with respect to all awards under the Stock Awards Plan is 3,899,864. The maximum number of shares of Common Stock of Mitcham that may be granted with respect to incentive stock options under the Stock Awards Plan is 3,899,864. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, MIND assumes the Stock Awards Plan. The Stock Awards Plan shall continue in effect following the Merger and incentive stock options may continue to be granted under the Stock Awards Plan to employees of MIND or any parent or subsidiary corporation (as defined in Section 424 of the U.S. Internal Revenue Code) of MIND. The maximum number of shares of Common Stock of MIND that may be granted with respect to all awards, or solely with respect to incentive stock options, under the Stock Awards Plan is 3,899,864, of which 3,467,023 shares remain available as of the Effective Time.
4.5A number of shares of the Surviving Corporation’s Common Stock and Series A Preferred Stock shall be reserved for issuance upon the exercise of options, warrants and stock purchase rights equal to the number of shares of Common Stock and Series A Preferred Stock of Mitcham so reserved immediately before the Effective Time.
Section 5
Effective Time
5.1If the adoption of this Agreement is duly approved by the sole stockholder of MIND, and the Merger and the Reincorporation are duly approved by the shareholders of Mitcham, and this Agreement is not terminated in accordance with Section 8 hereof, (i) MIND shall execute and file a Certificate of Merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in

527064.000001 23483270.3

accordance with the relevant provisions of, the DGCL; and (ii) Mitcham shall execute and file a Certificate of Merger (the “Texas Certificate of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Texas in such form as required by, and executed in accordance with the relevant provisions of, the TBOC.
5.2The Merger shall become effective upon the later filing of the Certificates of Merger or at such later time as specified in the Certificates of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 6
Certificate of Incorporation, Certificate of Designations and By-Laws
6.1The Amended and Restated Certificate of Incorporation of MIND, as amended, as it exists at the Effective Time shall remain in full force and effect after the Effective Time until altered or amended in accordance with its terms and the DGCL.
Section 6The Amended and Restated Bylaws of MIND as they exist at the Effective Time shall remain the bylaws of the Surviving Corporation until altered or amended in accordance with their terms and the DGCL.
Section 7
Directors and Officers
7.1The parties shall take all actions necessary so that the directors and officers of Mitcham immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation immediately following the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as either may be in effect from time to time, or as otherwise provided by law.
Section 8
Amendment and Termination
8.1At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of MIND and/or the approval of the Merger and the Reincorporation by the shareholders of Mitcham, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the Board of Directors of each of MIND and Mitcham; provided, however, that after the adoption of this Agreement by the sole stockholder of MIND and/or the approval of the Merger and the Reincorporation by the shareholders of Mitcham, no amendment shall be made to this Agreement that by law requires further approval or authorization by the sole stockholder of MIND and/or the approval of the Merger and the Reincorporation by the shareholders of Mitcham, without such further approval or authorization.
8.2At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of MIND and/or the approval of the Merger

527064.000001 23483270.3

and the Reincorporation by the shareholders of Mitcham, this Agreement and Plan of Merger may be terminated and abandoned by either the Board of Directors of MIND or the Board of Directors of Mitcham.
Section 9
Stockholder Vote
9.1This Agreement will be submitted to a vote of the stockholders of the Mitcham for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Section 10.001 of the TBOC. In the event that this Agreement shall not be adopted by the requisite vote of the stockholders of Mitcham entitled to vote thereon, this Agreement shall thereupon terminate without further action of the parties hereto.
Section 10
Stock Exchange Listing
10.1The parties hereto shall use their reasonable best efforts to cause the shares of Common Stock and Preferred Stock of MIND to be issued in the Merger to be approved for listing on The NASDAQ Stock Market LLC, subject to official notice of issuance, prior to the Effective Time.
Section 11
Miscellaneous
11.1Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Mitcham or MIND acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Mitcham and MIND, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Mitcham and MIND or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
11.2Further Assurances. From time to time, as and when required by MIND or by its successors and assigns, there will be executed and delivered on behalf of Mitcham such deeds and other instruments, and there will be taken or caused to be taken by MIND and Mitcham such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise in MIND the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Mitcham, and otherwise to carry out the purposes of this Agreement, and the officers and director of MIND will be fully authorized in the name and on behalf of Mitcham or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

527064.000001 23483270.3

11.3Governing Law. Except to the extent that the laws of the State of Texas mandatorily apply with respect to the internal affairs of Mitcham, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
11.4Entire Agreement. This Agreement constitutes the complete and entire agreement among the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matter hereof.
11.5Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
11.6Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
11.7Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties have signed the same document and each such executed counterpart shall be deemed to be an original instrument. All executed counterparts together shall constitute one and the same instrument.
11.8Facsimile or Electric Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission and upon such delivery the facsimile signature or other electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

527064.000001 23483270.3

IN WITNESS WHEREOF, each of MIND and Mitcham has caused this Agreement to be executed by a duly authorized officer, as of the 3rd day of August, 2020.

             MIND TECHNOLOGY, INC.
(a Delaware corporation)

             By: /s/ Robert P. Capps
             Name: Robert P. Capps
Title: President and Chief Executive Officer

MITCHAM INDUSTRIES, INC.
(a Texas corporation)
.

             By: /s/ Robert P. Capps
             Name: Robert P. Capps
Title: Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer
        [Signature page to Agreement and Plan of Merger]